Exhibit 10.35

Transfer Agreement

between

Credit Suisse First Boston International, a company organised under the laws of England, One Cabot Square, London E14 4QJ, United Kingdom

- hereinafter referred to as “CSFBi” -

and

Professor Dr. med. Bernd Seizinger, Gabriel-Max-Straße 26, 81545 Munich, Germany

- hereinafter referred to as the “Vendor” -

and

GPC Biotech AG, a stock corporation (Aktiengesellschaft) organised under the laws of Germany, Fraunhoferstraße 20, 82152 Martinsried/Munich, Germany

- hereinafter referred to as the “Company” -

(CSFBi, the Vendor and the Company together the “Parties”).

1	Sale and Purchase

1.1	The Vendor holds 309,330 option rights entitling to purchase 309,330 ordinary shares (Stammaktien) in GPC Biotech AG (the “Option Rights”) issued by GPC Biotech AG (registered in the Commercial Register (Handelsregister) of the Lower Court (“Amtsgericht”) of Munich under No. B 119555) (the “Company”) on November 6, 1998, January 5, 1999 and September 23, 1999.

The Company has been formed by conversion of Genome Pharmaceuticals Corporation GmbH into a stock corporation (Aktiengesellschaft) with a stated share capital of DM 134,000 by resolution of the shareholders’ meeting on December 8, 1997. This shareholders’ meeting has also resolved to create a contingent share capital (bedingtes Kapital) in the amount of DM 30,300 to be issued to holders of option rights (“Contingent Share Capital”).

The shareholders’ meeting of May 5, 1998 resolved to reduce the stated share capital to DM 126,400 and further to increase the stated share capital by DM 2,401,600 to DM 2,528,000 by conversion of capital reserves in stated share capital. Accordingly, by operation of law (Sec. 218 Stock Corporation Act (Aktiengesetz)), the Contingent Share Capital has been increased to DM 606,000.

The shareholders’ meeting of May 3, 2000 resolved to denominate the stated share capital and the Contingent Share Capital in Euro and to increase the stated share capital by € 9,393,316.50 to € 12,619,420 by conversion of capital reserves. Accordingly, by operation of law (Sec. 218 Stock Corporation Act), the Contingent Share Capital has

been increased to € 1,212,000. Additionally the shareholders’ meeting resolved to re-divide (Neueinteilung) the stated share capital into 12,619,420 ordinary shares as well as the Contingent Share Capital into 1,212,000 ordinary shares.

Further, the shareholders’ meeting of May 3, 2000 resolved to authorise the management board with the consent of the supervisory board to increase the stated share capital of the Company until April 30, 2005 by up to € 6,309,710 by issuance of up to 6,309,710 new shares and excluded the pre-emption rights of shareholders to up to 2,041,000 such new shares to the extent that such new shares are issued to holders of Option Rights (the “Authorised Capital”).

According to the extract from the Commercial Register (Handelsregisterauszug) dated 19 November 2001, Company has a stated share Capital of € 19,655,886, which is fully paid-up and is represented by 19,655,886 ordinary shares (WKN 585150) (the “Shares”). The Shares as well as the Contingent Share Capital have been admitted for trading at the Neuer Markt Segment of the Frankfurt Stock Exchange. The Authorised Capital has not been admitted for trading at the Neuer Markt Segment of the Frankfurt Stock Exchange.

1.2	Pursuant to a sale and purchase agreement between CSFBi as purchaser and Professor Dr. med. Bernd Seizinger as vendor, dated 20 Dezember 2001 (the “Sale and Purchase Agreement”), the Vendor has sold to CSFBi the following Option Rights (the “Sale Option Rights”) relating to Shares of the Company:

1.2.1	14,848 Option Rights, initially entitling the Vendor to purchase 14,848 Shares, being initially represented by a global warrant (Global-Optionsschein) Nr. 000.081 of October 1998, according to the option conditions (Optionsbedingungen) of November 1998, sent to the initial Vendor as entitled option holder (Optionsberechtigter) with letter from the Company of 6 November 1998;

1.2.2	4,949 Option Rights, initially entitling the Vendor to purchase 4,949 Shares, being initially represented by a global warrant (Global-Optionsschein) Nr. 000.0228 of January 1999, according to the option conditions (Optionsbedingungen) of January 1999, sent to the initial Vendor as entitled option holder (Optionsberechtigter) with letter from the Company of 5 January 1999;

1.2.3	11,136 Option Rights, initially entitling the Vendor to purchase 11,136 Shares, being initially represented by a global warrant (Global-Optionsschein) Nr. 000.337 of September 1999, according to the option conditions (Optionsbedingungen) of September 1999, sent to the initial Vendor as entitled option holder (Optionsberechtigter) with letter from the Company of 23 September 1999;

1.3	The Sale Option Rights represent the right to purchase:

1.3.1	in case of the Sale Option Rights referred to under Clause 1.2.1 above, to purchase 148,480 new Shares (auf den Inhaber lautenden nennbetragslosen Stammaktien der Gesellschaft, die als Stückaktien ausgegeben warden (wobei jede neue Aktie derzeit einen rechnerischen Anteil von Euro 1,-- am Grundkapital der Gesellschaft hat)) (the “New Shares”), by making an additional payment of Euro 1.16 per New Share;

1.3.2	in case of the Sale Option Rights referred to under Clause 1.2.2 above, to purchase 49,490 New Shares, by making an additional payment of Euro 1.16 per New Share;

1.3.3	in case of the Sale Option Rights referred to under Clause 1.2.3 above, to purchase 111,360 New Shares, by making an additional payment of Euro 3.98 per New Share;

in total, 309,330 New Shares, currently representing altogether a share of the stated share capital of the Company (rechnerischer Anteil am Grundkapital der Gesellschaft) in the amount of Euro 309,330.

1.4	The global registered warrants (the “Global Warrants”) and the option conditions (the “Option Conditions”) referred to under Clauses 1.2.1 through 1.2.3 above are attached as Annex 1 to this Agreement for identification purposes.

2	Transfer

To fulfil the Vendor’s contractual obligations arising from the Sale and Purchase Agreement, CSFBi and the Vendor herewith enter into this agreement (the “Transfer Agreement”).

2.1	Transfer of Sale Option Rights

Hereby the Vendor assigns the Sale Option Rights in accordance with § 8 of the Option Conditions to CSFBi; CSFBi accepts such assignment.

2.2	Assumption of Contract

Furthermore, CSFBi, the Vendor and the Company hereby agree upon a transfer of the Sale Option Rights from the Vendor to CSFBi, by way of an assumption of contract (Vertragsübernahme) upon which CSFBi hereby assumes the Vendor’s contractual position under the Option Conditions to the full extent and hereby becomes a party to the Option Conditions in lieu of the Vendor.

2.3	Further Obligations

2.3.1	The Vendor arranges for, and the Company will, without undue delay, execute (i) the registration by the Company in its relevant register (Aktienbuch - Rubrik Optionsscheine) of CSFBi as entitled option certificate holder (registrierter Optionsscheinberechtigter) as referred to in § 2 (2) of the Option Conditions, and for (ii) the issuance by the Company, without undue delay, of new Global Warrants over the Sale Option Rights in the name of CSFBi in accordance with § 1 of the Option Conditions, substantially in the form attached as Annex 2 to this Agreement;

2.3.2	The Company hereby consents to the assignment and assumption of contract as set out above and will without undue delay issue new Global Warrants representing the Sale Option Rights in the name of CSFBi in accordance with § 1 of the Option Conditions.

2.3.3	The Company and the Vendor hereby agree that they will make any declaration, take any action and do all such things that may become necessary after the date of this Agreement in order to ensure that the transfer of the Sale Option Rights to CSFBi will become effective.

3	Vendor’s representations

The Vendor hereby confirms as of the date of this Agreement that the representations and warranties set out in Clause 5 of the Sale and Purchase Agreement are true and correct as of the date of this Agreement and that the Sale Option Rights as referred to in this Agreement have been validly created and granted and that he is registered option holder (registrierter Optionsscheinberechtigter) in relation to the Sale Option Rights, which are as of the date of this Agreement exercisable by the Vendor.

4	Indemnification of CSFBi by the Vendor

The Vendor shall indemnify CSFBi for any costs, expenses, fees, charges, amounts, liabilities, claims, penalties, interest, taxes, or fines incurred by CSFBi as a consequence of the Company and/or the Vendor violating their respective obligations and duties under this Agreement.

5	Notices

5.1	Addresses: Any communication shall be given by letter, fax or telephone,

5.1.1	in the case of notices to CSFBi, to it at:

One Cabot Square

London E14 4QJ

United Kingdom

Telephone no.: + 44 207 888 8939

Fax no.: +44 207 888 26 86

Attention: Legal and Compliance Department Christiane Valansot

5.1.2	in the case of notices to the Vendor, to it at:

Gabriel-Max-Straße 26,

81545 Munich,

Germany

Telephone no.: +49 89 6420 8264

E-Mail: bernd.seizinger@gpc-biotech.com

Attention: Prof. Dr. med. Bernd Seizinger

5.1.3	in the case of notices to the Company, to it at:

Fraunhoferstraße 20,

82152 Martinsried/Munich,

Germany

Telephone no.: +49 89 8565 2622

Fax no.: +49 89 8565 2661

E-Mail: bernd.seizinger@gpc-biotech.com

Attention: Marion Kersting

5.2	Effectiveness: Any such communication shall take effect, in the case of a letter, at the time of delivery, in the case of fax, at the time of receipt or, in the case of telephone, when made.

5.3	Confirmations: Any communication not by letter shall be confirmed by letter but failure to send or receive the letter of confirmation shall not invalidate the original communication.

6	Miscellaneous

6.1	This Agreement is to be governed by and construed in accordance with German Law. The Parties agree that this agreement is to be governed by the German Civil Code (Bürgerliches Gesetzbuch, BGB) as coming into force on 1 January 2002.

6.2	Should any provision of this Agreement be or become invalid or unenforceable, the validity of other parts of this Agreement shall not be effected hereby.

6.3	CSFBi shall be under no obligation to accept any remedy offered by the Vendor in order to exercise its rights under Clause 4, in the event that (i) the Vendor is not able to transfer absolute ownership of the Sale Option Rights free from any rights of third parties or (ii) any of the representation or warranties is untrue or incorrect.

6.4	The period of limitation for the rights of CSFBi this Agreement shall be extended to 10 years.

6.5	Annexes to this Agreement form an integral part of this Agreement.

7	Counterparts

This Agreement will be executed in English in 3 originals. One executed original is to be provided to CSFBi, one to the Company, and one to the Vendor. Each executed original shall be an original.

20 December 2001

Credit Suisse First Boston International (CSFBi)

Professor Dr. med Bernd Seizinger (Vendor)

/s/ Markus Maier

Signed by Markus Maier for and on behalf of Professor Dr. med. Bernd Seizinger pursuant to a power of attorney dated 15 November 2001

GPC Biotech AG (Company)

/s/ Elmar Maier	/s/ Jürgen Drews

/s/ Sebastian Maier-Ewert

Annex 1

Old Global Warrants and Option Conditions